UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 2, 2009 (November 24, 2009)

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Tactical Air Defense Services, Inc.

(Exact name of registrant as specified in charter)

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Nevada	333-79405	88-0455809
(State or jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1515 Perimeter Rd.

West Palm Beach, FL

33406

(305) 781-2929

(Address and telephone number of Registrant's principal

executive offices and principal place of business)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

Tactical Air Defense Services, Inc. (OTCBB: TADF-OB) (the “Company”), has, as of November 24, 2009, accepted the resignation of Mr. Mark Daniels as President, Chief Executive Officer, and all other capacities as an officer of the Company. In addition, Mr. Daniels has resigned from the Board of Directors of the Company.

The Board of Directors of Tactical Air Defense Services, Inc. has, as of November 24, 2009, appointed Mr. Alexis Korybut to serve as its President and Chief Executive Officer, in addition to his current position as Chief Financial Officer and a member of the Board of Directors of the Company.

Mr. Korybut brings to the Company extensive management, administrative, and financial experience, and with his more than two years of tenure with the Company, relevant military contracting and aviation experience. Prior to joining the Company in 2007, as President of Sterling Financial Group of Companies, Inc, a Florida-based financial services firm with offices throughout the United States, Europe, and Latin America, Mr. Korybut’s management expertise and strategic guidance enabled Sterling Financial to be recognized in 2002 and 2003 by Inc. Magazine as the 8th and 26th fastest growing privately-held company in the United States, respectively, with annual revenues of approximately $35 million.

In addition, the Board of Directors of Tactical Air Defense Services, Inc. has, as of November 24, 2009, elected Mr. Mark J. Shubin to its Board of Directors.

Mr. Shubin brings to the Board of Directors of the Company many years of experience managing successful aviation businesses involved in the leasing, purchase and sale, and maintenance of aircraft. As well as being a highly experienced pilot with over 35,000 hours of flight time and 14 jet-type ratings, Mr. Shubin is the owner and operator of Skybus, Inc., Mark IV Aviation, Inc., and World Jet Charter, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 2, 2009

TACTICAL AIR DEFENSE SERVICES, INC

By:	/s/ ALEXIS KORYBUT
Name:	Alexis Korybut
Title:	Chief Executive Officer

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